EXHIBIT l

ROPES & GRAY LLP ONE METRO CENTER 700 12TH STREET, NW, SUITE 900 WASHINGTON, DC 20005-3948 WWW.ROPESGRAY.COM

January 26, 2009

Millennium India Acquisition Company Inc.
330 East 38th Street, Suite 40H
New York, New York 10016

Re:           Millennium India Acquisition Company Inc.

Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form N-2 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed by Millennium India Acquisition Company Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-133189), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File No. 811-22156), to register: (i) up to 1,812,500 shares of the Company’s common stock, par value $0.0001 per share (“Private Placement Shares”); (ii) up to 2,250,000 warrants (the “Private Placement Warrants”); (iii) up to 2,250,000 shares of common stock, par value $0.0001 per share, initially issuable upon the exercise of the Private Placement Warrants; (iv) one unit purchase option (the “Unit Purchase Option”); (v) up to 500,000 units (the “Units”), each consisting of one share of common stock, par value $0.0001 (the “UPO Common Stock”), and one warrant (the “UPO Warrants”) and the UPO Common Stock and UPO Warrants, which are initially issuable upon the exchange of the Unit Purchase Option; (vi) up to 500,000 shares of common stock which are initially issuable upon the exercise of the UPO Warrants; (vii) up to 7,250,000 registered units, each consisting of one share of  common stock, $0.0001 par value, and one warrant; 7,250,000 registered shares of common stock par value $0.0001 underlying certain units  (the “Public Shares” and together with the Private Placement Shares, the “Shares”); and (viii) up to 7,250,000 registered warrants (the “Public Warrants”) underlying certain units and up to 7,250,000 shares of common stock, par value $0.0001, which are initially issuable upon the exercise of the Public Warrants. The Public Warrants, Private Placement Warrants and UPO Warrants are referred to collectively herein as the “Warrants.”  The Private Placement Shares, Private Placement Warrants and certain of the Public Shares and Public Warrants are being offered by certain selling stockholders, the Unit Purchase Option is being offered by certain underwriters and any shares of common stock underlying the Warrants, Units and Unit Purchase Option (collectively, the “Common Stock”) will be issued by the Company.

Millennium India Acquisition Company Inc.	-2-	January 26, 2009

We have examined and relied upon the information set forth in the Registration Statement and such other records, agreements, certificates and documents, and have made such other and further legal and factual inquiries, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company.

The opinions expressed herein are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, and the Federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	the Shares have been duly authorized and are validly issued, fully paid and non-assessable;

2.	the Warrants and the Unit Purchase Option have been duly authorized and validly issued; and

3.
when the issuance and the terms of the sale of the shares of Common Stock have been duly authorized by the board of directors of the Company in conformity with its certificate of incorporation, and such shares have been issued and delivered against payment of the purchase price therefor in an amount in excess of the par value thereof and in each case, as contemplated by the Registration Statement and the Prospectus, and, if issued upon the exchange or exercise of any Units, Unit Purchase Option or Warrants, when such shares have been duly issued and delivered as contemplated by the terms of the applicable Unit, Unit Purchase Option or Warrant, and in accordance with any applicable warrant purchase, underwriting agreement or similar agreement, the shares of Common Stock will be validly issued, fully paid and nonassessable.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act and the Investment Company Act; (ii) the Securities will be duly authorized by all necessary corporate action by the Company; and (iii) the Company has reserved a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the shares of Common Stock pursuant to the Registration Statement.  We also note that the Company has advised us that it obtained the approval by a majority of common stockholders at the special meeting held on January 17, 2008, allowing the Company to issue common stock to the warrant holders and the holder of the Unit Purchase Option upon exercise of the warrants and Unit Purchase Option even if the Company’s common stock net asset value per share at the time of exercise exceeds the $6.00 warrant exercise price or the $10.80 Unit Purchase Option exercise price.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “U.S. Legal Counsel” in the Prospectus and the Statement of Additional Information included therein. In giving this consent we do not thereby

Millennium India Acquisition Company Inc.	-3-	January 26, 2009

admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP